Exhibit 4.4

FINANCIAL PUBLIC RELATIONS SERVICE AGREEMETN

BETWEEN:

MI3 Communications Financieres Inc., (“MI3”), a private Quebec Company with head office at 440 Boul. Rene-Levesque, Montreal QC Inc. and duly represented by its authorized representative

Mario Drolet,

AND:

Alberta Star Development Corp., a publicly traded Canadian Corporation (“The Client”, “ASX”) with head office at 506-675 West Hastings – Vancouver, British Columbia, duly represented by its authorized representative Tim Coupland

HEREAFTER THE PARTIES

WHEREAS:

The parties recognize that it is in their best mutual interest to sign this service agreement (the “Agreement”),

ASX seeks to increase its visibility in the financial marketplace and expand its coverage within the financial networks.

MI3 has the expertise and knowledge to attain these goals.

MI3 will perform Financial Public Relations Services for the Client from December 2007, until December 2008.  Thereafter, the Client may renew this agreement for a period of 12 months.

THEREFORE, THE PARTIES HERETO AGREE TO THE FOLLOWING:

OBJECT OF THE AGREEMENT

THE CLIENT hires MI3 as financial public relation advisor.

More precisely, MI3 will:

Target private and institutional investors interested in investing in the client’s securities;

Increase the visibility of THE CLIENT’s projects with the financial community and answer questions from private and institutional investors as well as from news medias;

Produce promotional packages to distribute to potential investors.

CONSIDERATIONS

2.01

Payment

THE CLIENT grants 100,000 stock options to purchase 100,000 common shares at (to be confirmed after contract approval) per Share up to the term of the agreement.

THE CLIENT will pay a monthly service fee of 4,000.00 $ plus applicable taxes.

2.02

Payment of expenses

THE CLIENT will reimburse MI3 for all the following fees and expenses upon presentation of proof of payment:

Traveling and transportation fees for travels made on behalf or for the benefit or the client;

Road show organization and other expenses approved by the Client.

2.03

Private Placement

For its participation and references in a private placement, MI3 will have right to referral fees in accordance with industry standards.

2.04

Term of the agreement

Term of the agreements is 12 months from the date of the signature.

SPECIAL CONDITIONS

3.01

Regulatory compliance

The current agreement is an investors relations contract agreement as defined by Policy 4.4 of the TSX Venture Exchange

MI3 will exercise options grated in accordance of the TSX Venture rules with regards to vesting and pricing.

Upon early termination, granted herein will expire 30 days after termination as per section 2.8 of Policy 4.4 of the TSX Venture Exchange.

Execution of this agreement is subject to the approval of the Board of Directors of the Client.

GENERAL CONDITON

4.01

Force majeure

Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

4.02

Illegality

Any illegality or nullity of one of the section, paragraph, or provision (or part of a section, paragraph or provision) will not affect in any manner the legality of other sections, paragraphs or provisions of this agreement nor the rest of this section, paragraphs or provisions of this agreement nor the rest of this section, paragraph or provision unless cleared indicated in the text.

4.03

Notice

Any notice towards any of the parties is presumed to have been correctly delivered if written and sent by certified mail, bailiff or courier service to such address designated at the beginning of this agreement or any other address that the party involved may have given in writing to the other party.

4.04

Titles

Titles used in the current agreement are for references only and do not carry any further meaning.

4.06

Changes to the agreement

The current agreement can only be modified or changed by another written document signed by all parties.

4.07

Applicable laws

This Agreement shall be governed and construed in accordance with the Laws of the Province of Quebec, Canada.  The parties acknowledge that they have required the present Agreement to be drawn in the English Language.  Les parties reconnaissent avoir exige que ce contrat soit redige en anglais.

4.08

Copies

When initialized and signed by all parties, each copy of the current agreement is deemed to be an original document with all copies representing together one and the same agreement.

END OF THE AGREEMENT

The present agreement will come to term:

i)

12 months after the signature of the agreement.

IN WITNESS WHEREOF, the Parties hereto intending to be legally bound hereby, and have executed this Agreement effective the 15th day of December, 2007.

MI3 Communications Financiers Inc.

Alberta Star Development Corp.

By:

By:

/ s / Mario Drolet

/ s / Tim Coupland

Mario Drolet

Tim Coupland